Exhibit 99.1
First Interstate BancSystem, Inc. Reports Results for First Quarter 2010
For Immediate Release

Contact:	Marcy Mutch	NASDAQ: FIBK
	Investor Relations Officer	www.FIBK.com
First Interstate BancSystem, Inc.
(406) 255-5322
investor.relations@fib.com
FIRST QUARTER 2010 FINANCIAL HIGHLIGHTS:
•	Diluted earnings per common share of $0.32 for the quarter compared to $0.34 for fourth quarter 2009 and $0.49 for first quarter 2009.

•	Net income available to common stockholders of $10.3 million for the quarter compared to $10.7 million in fourth quarter 2009 and $15.8 million in first quarter 2009.

•	Net interest margin, on a tax equivalent basis, of 4.00% for the quarter, compared to 4.05% for fourth quarter 2009 and 4.12% for first quarter 2009.

•	Non-performing assets of $177 million, or 2.45% of total assets, as of March 31, 2010 compared to $163 million, or 2.28% of total assets, as of December 31, 2009 and $122 million, or 1.82% of total assets, as of March 31, 2009.

•	Allowance for loan losses of $106 million, or 2.37% of total loans, as of March 31, 2010, compared to $103 million, or 2.28% of total loans, as of December 31, 2009 and $92 million, or 1.95% of total loans, as of March 31, 2009.

•	Provision for loan losses of $11.9 million for the quarter compared to $13.5 million in fourth quarter 2009 and $9.6 million in first quarter 2009.

•	Strengthening of capital position due to completion of initial public offering as evidenced by Tier 1 risk-based capital ratio of 13.04% and total risk-based capital ratio of 15.00% as of March 31, 2010.

•	Book value per common share of $15.96 as of March 31, 2010, compared to $16.73 as of December 31, 2009 and $15.87 as of March 31, 2009.

•	Tangible book value per common share of $11.43 as of March 31, 2010, compared to $10.53 as of December 31, 2009 and $9.62 as of March 31, 2009.

•	Common stock dividends of $0.1125 per share for the quarter compared to $0.1125 per share in fourth quarter 2009 and $0.1625 in first quarter 2009.

RESULTS SUMMARY
(Unaudited; $ in thousands, except per share data)

	Three Months Ended			Sequential	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2010	2009	2009	% Change	% Change
Net income	$11,130	$11,521	$16,688	-3.4%	-33.3%
Net income available to common stockholders	10,286	10,658	15,844	-3.5%	-35.1%
Diluted earnings per common share	0.32	0.34	0.49	-5.9%	-34.7%
Dividends per common share	0.1125	0.1125	0.1625	0.0%	-30.8%
Book value per common share	15.96	16.73	15.87	-4.6%	0.6%
Tangible book value per common share*	11.43	10.53	9.62	8.5%	18.8%
Net tangible book value per common share*	12.84	12.46	11.55	3.0%	11.2%
Return on average common equity	7.86%	8.07%	13.09%
Return on average assets	0.64%	0.65%	1.02%

*	See Non-GAAP Financial Measures included herein for discussion of tangible and net tangible book value per common share.
First Interstate BancSystem, Inc., parent holding company of First Interstate Bank, reported first quarter 2010 net income available to common stockholders of $10.3 million, or $0.32 per diluted share, as compared to $10.7 million, or $0.34 per diluted share, for fourth quarter 2009, and $15.8 million, or $0.49 per diluted share, for first quarter 2009. Returns on average common equity and average assets for the three months ended March 31, 2010 were 7.86% and 0.64%, respectively, compared with fourth quarter 2009 returns of 8.07% and 0.65%, respectively, and first quarter 2009 returns of 13.09% and 1.02%, respectively.
“We are pleased with our first quarter 2010 financial results, especially in light of difficult economic conditions that continue to challenge the credit quality of our loan portfolio, real estate values and growth in our market areas,” said Lyle R. Knight, President and Chief Executive Officer. “During March 2010, we concluded an initial public offering, or IPO, of our Class A common stock, the first bank IPO since July 2007 and the largest since 1998.” The IPO resulted in net proceeds of $153 million, $34 million of which were used to repay variable rate term notes. The remainder of the IPO net proceeds will be used for general corporate purposes and to support the Company’s long-term growth, including potential strategic acquisition opportunities.

REVENUE
(Unaudited; $ in thousands)

	Three Months Ended			Sequential	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2010	2009	2009	% Change	% Change
Interest income	$79,499	$82,678	$81,883	-3.8%	-2.9%
Interest expense:	17,830	19,094	22,820	-6.6%	-21.9%

Net interest income	61,669	63,584	59,063	-3.0%	4.4%
Provision for loan losses	11,900	13,500	9,600	-11.9%	24.0%

Net interest income after provision for loan losses	$49,769	$50,084	$49,463	-0.6%	0.6%

Non-interest income:
Other service charges, commissions and fees	$6,872	$7,124	$6,951	-3.5%	-1.1%
Service charges on deposit accounts	4,598	5,038	4,778	-8.7%	-3.8%
Income from the origination and sale of loans	3,300	5,246	10,233	-37.1%	-67.8%
Wealth management revenues	3,014	2,894	2,523	4.1%	19.5%
Investment securities gains, net	27	11	47	145.5%	-42.6%
Other income	1,697	1,897	1,681	-10.5%	1.0%

Total non-interest income	$19,508	$22,210	$26,213	-12.2%	-25.6%

Net Interest Income
The Company’s net interest margin ratio, on a fully taxable equivalent, or FTE basis, of 4.00% for first quarter 2010, decreased 5 basis points from 4.05% during fourth quarter 2009 and 12 basis points from 4.12% during first quarter 2009. Compression in net FTE interest margin ratio during first quarter 2010, as compared to the fourth and first quarters of 2009, was largely due to a shift in the mix of interest earning assets from higher-yielding loans to lower-yielding assets, primarily investment securities. In addition, interest free and low-cost funding sources, such as demand deposits, repurchase agreements and other short-term borrowings comprised a smaller percentage of our funding base, which further compressed our first quarter 2010 net FTE interest margin.
Non-interest Income
Non-interest income of $19.5 million during first quarter 2010 decreased $2.7 million, or 12.2%, from $22.2 during fourth quarter 2009 and $6.7 million, or 25.6%, from $26.2 million during first quarter 2009. The first quarter 2010 decrease from the fourth and first quarters of 2009 was largely the result of lower income from the origination and sale of residential mortgage loans. Income from the origination and sale of residential mortgage loans decreased $1.9 million, or 37.1%, from fourth quarter 2009 and $6.9 million, or 67.8%, from first quarter 2009. With long-term interest rates remaining relatively low since late 2008, the spike in refinancing activity that occurred in first quarter 2009 has declined substantially. Refinancing activity accounted for 85% of the Company’s residential real estate loan originations during first quarter 2009, as compared to 47% during first quarter 2010. Lower income due to declines in refinancing activity was partially offset by income from the origination of loans for new home purchases, which increased 12% during first quarter 2010, as compared to first quarter 2009. If long-term interest rates remain at their existing levels or increase, income from the origination and sale of loans is expected to remain below levels reported in 2009.

NON-INTEREST EXPENSE
(Unaudited; $ in thousands)

	Three Months Ended			Sequential	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2010	2009	2009	% Change	% Change
Non-interest expense:
Salaries, wages and employee benefits	$28,078	$27,980	$28,011	0.4%	0.2%
Occupancy, net	4,142	4,242	3,947	-2.4%	4.9%
Furniture and equipment	3,341	3,389	3,012	-1.4%	10.9%
FDIC insurance premiums	2,456	2,389	1,836	2.8%	33.8%
Outsourced technology services	2,249	2,279	2,671	-1.3%	-15.8%
Mortgage servicing rights amortization	1,133	1,224	2,922	-7.4%	-61.2%
Mortgage servicing rights impairment (recovery)	(50)	(255)	(2,847)	-80.4%	-98.2%
Other real estate owned expense, net of income	541	318	270	70.1%	100.4%
Core deposit intangible amortization	439	531	535	-17.3%	-17.9%
Other expenses	10,416	13,055	10,088	-20.2%	3.3%

Total non-interest expense	$52,745	$55,152	$50,445	-4.4%	4.6%

Non-interest expense of $52.7 million during first quarter 2010 decreased $2.4 million, or 4.4%, from $55.2 million during fourth quarter 2009 and increased $2.3 million, or 4.6%, from $50.4 million during first quarter 2009. Significant components of the changes in non-interest expense include:
•	FDIC insurance premiums — FDIC insurance premiums of $2.5 million during first quarter 2010 increased $67,000, or 2.8%, from $2.4 million during fourth quarter 2009 and $620,000, or 33.8%, from $1.8 million during first quarter 2009. During 2009, the FDIC increased its assessment rates and imposed changes to the risk-based assessment framework. Increases in deposit insurance expense during first quarter 2010, as compared to first quarter 2009, were due to increases in fee assessment rates. Management expects FDIC insurance premiums to remain at high levels for the foreseeable future.

•	Mortgage servicing rights amortization — mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. Changes in estimated servicing period caused amortization expense to vary between periods. Mortgage servicing rights amortization of $1.1 million during first quarter 2010 decreased $91,000, or 7.4%, from $1.2 million during fourth quarter 2009 and $1.8 million, or 61.2%, from $2.9 million during first quarter 2009.

•	Mortgage servicing rights impairment (recovery) — mortgage servicing rights are evaluated quarterly for impairment based on the fair value of the mortgage servicing rights. Impairment adjustments are recorded through a valuation allowance. The valuation allowance is adjusted for changes in impairment through a charge to current period earnings. During first quarter 2010, we reversed previously recorded impairment of $50,000, as compared to $255,000 during fourth quarter 2009 and $2.8 million during first quarter 2009.

ASSET QUALITY
(Unaudited; $ in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Allowance for loan losses — beginning of period	$103,030	$101,748	$87,316
Charge-offs	(9,398)	(12,793)	(5,194)
Recoveries	817	575	501
Provision	11,900	13,500	9,600

Allowance for loan losses — end of period	$106,349	$103,030	$92,223

	March 31,	December 31,	March 31,
	2010	2009	2009
Period end loans	$4,481,019	$4,528,004	$4,725,681
Average loans	4,502,713	4,561,237	4,762,021
Non-performing loans:
Nonaccrual loans	122,341	115,030	90,852
Accruing loans past due 90 days or more	3,041	4,965	11,348
Restructured loans	7,660	4,683	1,453

Total non-performing loans	133,042	124,678	103,653
Other real estate owned	43,980	38,400	18,647

Total non-performing assets	$177,022	$163,078	$122,300

Net charge-offs to average loans (annualized)	0.77%	1.06%	0.40%
Allowance for loan losses to period end loans	2.37%	2.28%	1.95%
Allowance for loan losses to total non-performing loans	79.94%	82.64%	88.97%
Non-performing loans to period end loans	2.97%	2.75%	2.19%
Non-performing assets to period end loans and other real estate owned	3.91%	3.57%	2.58%
Non-performing assets to total assets	2.45%	2.28%	1.82%
The Company recorded provision for loan losses of $11.9 million during first quarter 2010, as compared to $13.5 million during fourth quarter 2009 and $9.6 million during first quarter 2009. The allowance for loan losses as a percent of total loans increased to 2.37% as of March 31, 2010, compared to 2.28% as of December 31, 2009 and 1.95% as of March 31, 2009. Increases in the allowance for loan losses as a percentage of total loans were primarily attributable to additional reserves recorded based on the estimated effects of current economic conditions on our loan portfolio and increases in past due, non-performing and internally risk classified loans.
Nonperforming assets were 3.91% of total loans and other real estate owned as of March 31, 2010 compared to 3.57% as of December 31, 2009 and 2.58% as of March 31, 2009. Total non-performing assets of $177 million increased $14 million, or 8.6%, from $163 million as of December 31, 2009 and $55 million, or 44.7%, from $122 million as of March 31, 2009. Increases in non-performing assets were attributable to general declines in markets dependent upon resort communities and second home sales, and declines in real estate prices. In addition, increasing unemployment has negatively impacted the credit performance of commercial and real estate related loans. This market turmoil has led to increased levels of delinquency, a lack of consumer confidence, increased market volatility and a widespread reduction of general business activities in the Company’s market areas. The continuing impact of the current difficult economic conditions and rising unemployment levels in the Company’s market areas is expected to further increase non-performing assets in future quarters.

Following is a summary of the Company’s credit quality trends since the start of 2008.
CREDIT QUALITY TRENDS
(Unaudited; $ in thousands)

			Allowance	Loans
	Provision for	Net	For	30 - 89 Days	Non-Performing	Non-Performing
	Loan Losses	Charge-offs	Loan Losses	Past Due	Loans	Assets
Q1 2008	$2,363	$766	$68,415	$55,532	$58,047	$58,921
Q2 2008	5,321	1,086	72,650	81,571	92,403	95,108
Q3 2008	5,636	1,192	77,094	58,085	89,800	92,971
Q4 2008	20,036	9,814	87,316	92,180	90,922	96,947
Q1 2009	9,600	4,693	92,223	98,980	103,653	122,300
Q2 2009	11,700	5,528	98,395	88,632	135,484	167,273
Q3 2009	10,500	7,147	101,748	91,956	125,083	156,958
Q4 2009	13,500	12,218	103,030	63,878	124,678	163,078
Q1 2010	11,900	8,581	106,349	62,675	133,042	177,022
CAPITAL RATIOS
(Unaudited)

	March 31,	December 31,	March 31,
	2010	2009	2009
Tangible common stockholders’ equity to tangible assets*	6.96%	4.76%	4.63%
Net tangible common stockholders’ equity to tangible assets*	7.82%	5.63%	5.55%
Tier 1 common capital to total risk weighted assets	9.67%	6.43%	5.78%
Leverage ratio**	9.58%	7.30%	8.06%
Tier 1 risk-based capital**	13.04%	9.74%	9.98%
Total risk-based capital**	15.00%	11.68%	11.90%

*	See Non-GAAP Financial Measures included herein for discussion of tangible and net tangible common stockholders’ equity to tangible assets.

**	Preliminary estimate — may be subject to change.
The Company exceeds “well capitalized” requirements under all regulatory capital guidelines. Significant increases in capital ratios at March 31, 2010, as compared to December 31, 2009 and March 31, 2009, reflect the impact of additional capital raised from the Company’s IPO in March 2010.
ASSETS
(Unaudited; $ in thousands)

				Sequential	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2010	2009	2009	% Change	% Change
Cash and cash equivalents	$674,620	$623,482	$458,344	8.2%	47.2%
Investment securities	1,523,454	1,446,280	1,047,355	5.3%	45.5%
Loans	4,481,019	4,528,004	4,725,681	-1.0%	-5.2%
Less allowance for loan losses	106,349	103,030	92,223	3.2%	15.3%

Net loans	4,374,670	4,424,974	4,633,458	-1.1%	-5.6%

Other assets	642,896	642,917	583,680	0.0%	10.1%

Total assets	$7,215,640	$7,137,653	$6,722,837	1.1%	7.3%

Total assets of $7.2 billion as of March 31, 2010 increased 1.1% from $7.1 billion as of December 31, 2009 and 7.3% from $6.7 billion as of March 31, 2009, due to organic growth. IPO proceeds of $119 million, net of IPO costs and after repayment of the Company’s variable rate term notes, are included in cash and cash equivalents in the table above.

Investment securities were $1.5 billion, or 21.1% of total assets, as of March 31, 2010, compared to $1.4 billion, or 20.3% of total assets, as of December 31, 2009 and $1.0 billion, or 15.6% of total assets, as of March 31, 2009. During third quarter of 2009, the Company began investing its excess liquidity, as represented by higher levels of federal funds sold, into investment securities classified as available-for-sale and maturing within thirty-six months.
LOANS
(Unaudited; $ in thousands)

				Sequential	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2010	2009	2009	% Change	% Change
Real estate loans:
Commercial	$1,590,515	$1,556,273	$1,536,644	2.2%	3.5%
Construction:
Residential	124,552	134,970	164,783	-7.7%	-24.4%
Commercial	87,386	98,056	172,116	-10.9%	-49.2%
Land acquisition & development	383,737	403,866	413,446	-5.0%	-7.2%

Total construction loans	595,675	636,892	750,345	-6.5%	-20.6%

Residential	537,474	539,098	574,250	-0.3%	-6.4%
Agriculture	193,001	195,045	194,746	-1.0%	-0.9%
Mortgage loans originated for sale	28,367	36,430	61,050	-22.1%	-53.5%

Total real estate loans	2,945,032	2,963,738	3,117,035	-0.6%	-5.5%

Consumer:
Indirect consumer loans	418,039	423,104	414,845	-1.2%	0.8%
Other consumer loans	201,236	195,331	197,867	3.0%	1.7%
Credit card loans	55,839	59,113	50,446	-5.5%	10.7%

Total consumer loans	675,114	677,548	663,158	-0.4%	1.8%

Commercial	729,309	750,647	800,217	-2.8%	-8.9%
Agricultural	127,639	134,470	143,842	-5.1%	-11.3%
Other loans, including overdrafts	3,925	1,601	1,429	145.2%	174.7%

Total loans	$4,481,019	$4,528,004	$4,725,681	-1.0%	-5.2%

Total loans of $4.5 billion as of March 31, 2010 decreased 1.0% from December 31, 2009 and 5.2% from March 31, 2009. Management attributes these decreases to the continuing impact of the broad recession on borrowers in our market areas, and to a lesser extent, the movement of lower quality loans out of the loan portfolio through charge-off, pay-off or foreclosure.
Real estate construction loans of $596 million as of March 31, 2010 decreased $41 million, or 6.5%, from $637 million as of December 31, 2009 and $155 million, or 20.6%, from $750 million as of March 31, 2009. Management attributes these decreases to general declines in demand for housing, particularly in markets dependent upon resort communities and second home sales, the replacement of construction loans with permanent financing loans and the movement of lower quality loans out of the loan portfolio through loan charge-off or foreclosure.

LIABILITIES
(Unaudited; $ in thousands)

				Sequential	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2010	2009	2009	% Change	% Change
Deposits	$5,788,382	$5,824,056	$5,449,647	-0.6%	6.2%
Securities sold under repurchase agreements	461,559	474,141	388,714	-2.7%	18.7%
Other borrowed funds	5,845	5,423	58,169	7.8%	-90.0%
Long-term debt	39,034	73,353	81,996	-46.8%	-52.4%
Subordinated debentures held by subsidiary trusts	123,715	123,715	123,715	0.0%	0.0%
Other liabilities	64,538	62,531	72,511	3.2%	-11.0%

Total liabilities	$6,483,073	$6,563,219	$6,174,752	-1.2%	5.0%

Total liabilities of $6.5 billion as of March 31, 2010 decreased 1.2% from $6.6 billion as of December 31, 2009 and increased 5.0% from $6.2 billion as of March 31, 2009.
Securities sold under repurchase agreements of $462 million as of March 31, 2010 decreased $13 million, or 2.7%, from $474 million as of December 31, 2009 and increased $73 million, or 18.7%, from $389 million as of March 31, 2009, primarily due to fluctuations in the liquidity needs of customers.
Other borrowed funds of $6 million as of March 31, 2010, increased $422,000, or 7.8%, from $5 million as of December 31, 2009, primarily due to timing of tax deposits made by customers and the subsequent withdrawal of funds by the federal government. Other borrowed funds as of March 31, 2010 decreased $52 million, or 90.0%, from $58 million as of March 31, 2009, due to the scheduled repayments and maturities of short-term Federal Home Loan Bank borrowings.
Long-term debt of $39 million as of March 31, 2010 decreased $34 million, or 46.8%, from $73 million as of December 31, 2009 and $43 million, or 52.4% from $82 million as of March 31, 2009. Decreases in long-term debt were primarily due to the repayment of variable rate term notes and, to a lesser extent, scheduled repayments of long-term Federal Home Loan Bank borrowings.
DEPOSITS
(Unaudited; $ in thousands)

				Sequential	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2010	2009	2009	% Change	% Change
Non-interest bearing demand	$999,827	$1,026,584	$943,876	-2.6%	5.9%

Interest bearing:
Demand	1,098,196	1,197,254	1,070,637	-8.3%	2.6%
Savings	1,439,886	1,362,410	1,349,858	5.7%	6.7%
Time, $100 and over	1,005,645	996,839	885,017	0.9%	13.6%
Time, other	1,244,828	1,240,969	1,200,259	0.3%	3.7%

Total interest bearing	4,788,555	4,797,472	4,505,771	-0.2%	6.3%

Total deposits	$5,788,382	$5,824,056	$5,449,647	-0.6%	6.2%

Total deposits of $5.8 billion as of March 31, 2010 remained stable as compared to December 31, 2009 and increased $339 million, or 6.2%, from $5.4 billion as of March 31, 2009. During the first quarter of 2010, there was a slight shift in the mix of deposits from lower-cost demand deposits to higher costing savings and time deposits. Organic growth in deposits experienced throughout 2009 slowed in first quarter 2010.

STOCKHOLDERS’ EQUITY
(Unaudited, $ in thousands, except per share data)

				Sequential	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2010	2009	2009	% Change	% Change
Preferred stockholders’ equity	$50,000	$50,000	$50,000	0.0%	0.0%
Common stockholders’ equity	666,357	509,359	485,708	30.8%	37.2%
Accumulated other comprehensive income, net	16,210	15,075	12,377	7.5%	31.0%

Total stockholders’ equity	$732,567	$574,434	$548,085	27.5%	33.7%

Book value per common share	$15.96	$16.73	$15.87	-4.6%	0.6%
Tangible book value per common share*	$11.43	$10.53	$9.62	8.5%	18.8%
Net tangible book value per common share *	$12.84	$12.46	$11.55	3.0%	11.2%

*	See Non-GAAP Financial Measures included herein for discussion of tangible and net tangible book value per common share.
Total stockholders’ equity of $733 million as of March 31, 2010 increased $158 million, or 27.5%, from $574 million as of December 31, 2009 and $184 million, or 33.7%, from $548 million as of March 31, 2009.
On March 5, 2010, upon obtaining stockholder approval, the Company redesignated its existing common stock as Class B common stock with five votes per share, convertible into Class A common stock on a share for share basis, created a new class of common stock designated as Class A common stock, with one vote per share, and effected a 4:1 stock split of Class B common stock.
On March 29, 2010, the Company completed an IPO of 11,500,000 shares of Class A common stock. The Company received net proceeds of $153 million from the offering, after deducting underwriting discounts, commissions and other offering costs.
Remaining increases in stockholders’ equity during first quarter 2010, as compared to the fourth and first quarters of 2009 were primarily due to the retention of earnings.
On March 25, 2010, the Company declared a quarterly dividend to common stockholders of $0.1125 per share to be paid on April 9, 2010 to shareholders of record as of April 5, 2010.

Consolidated Balance Sheets
(Unaudited, $ in thousands)

	March 31,	December 31,	March 31,
	2010	2009	2009
Assets
Cash and due from banks	$142,775	$213,029	$266,422
Federal funds sold	5,354	11,474	190,368
Interest bearing deposits in banks	526,491	398,979	1,554

Total cash and cash equivalents	674,620	623,482	458,344

Investment securities:
Available-for-sale	1,393,664	1,316,429	937,214
Held-to-maturity (estimated fair values of $131,613, $130,855 and $110,987 as of March 31, 2010, December 31, 2009 and March 31, 2009, respectively)	129,790	129,851	110,141

Total investment securities	1,523,454	1,446,280	1,047,355

Loans	4,481,019	4,528,004	4,725,681
Less allowance for loan losses	106,349	103,030	92,223

Net loans	4,374,670	4,424,974	4,633,458

Premises and equipment, net	196,596	196,307	184,767
Goodwill	183,673	183,673	183,673
Company-owned life insurance	71,874	71,374	69,730
Other real estate owned	43,980	38,400	18,647
Accrued interest receivable	36,480	37,123	37,076
Mortgage servicing rights, net of accumulated amortization and impairment reserve	16,836	17,325	14,813
Core deposit intangibles, net of accumulated amortization	10,112	10,551	12,147
Net deferred tax asset	—	—	5,778
Other assets	83,345	88,164	57,049

Total assets	$7,215,640	$7,137,653	$6,722,837

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$999,827	$1,026,584	$943,876
Interest bearing	4,788,555	4,797,472	4,505,771

Total deposits	5,788,382	5,824,056	5,449,647

Securities sold under repurchase agreements	461,559	474,141	388,714
Accounts payable and accrued expenses	45,768	44,946	51,233
Accrued interest payable	18,770	17,585	21,278
Other borrowed funds	5,845	5,423	58,169
Long-term debt	39,034	73,353	81,996
Subordinated debentures held by subsidiary trusts	123,715	123,715	123,715

Total liabilities	6,483,073	6,563,219	6,174,752

Stockholders’ equity:
Preferred stock	50,000	50,000	50,000
Common stock	262,366	112,135	112,515
Retained earnings	403,991	397,224	373,193
Accumulated other comprehensive income, net	16,210	15,075	12,377

Total stockholders’ equity	732,567	574,434	548,085

Total liabilities and stockholders’ equity	$7,215,640	$7,137,653	$6,722,837

Consolidated Statements Of Income
(Unaudited, $ in thousands, except per share data)

	Three Months ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Interest income:
Interest and fees on loans	$66,894	$69,877	$70,118
Interest and dividends on investment securities:
Taxable	11,202	11,327	10,269
Exempt from federal taxes	1,166	1,213	1,407
Interest on deposits in banks	224	228	4
Interest on federal funds sold	13	33	85

Total interest income	79,499	82,678	81,883

Interest expense:
Interest on deposits	15,278	16,587	19,504
Interest on federal funds purchased	—	—	10
Interest on securities sold under repurchase agreements	194	179	243
Interest on other borrowed funds	1	2	558
Interest on long-term debt	919	850	841
Interest on subordinated debentures held by subsidiary trusts	1,438	1,476	1,664

Total interest expense	17,830	19,094	22,820

Net interest income	61,669	63,584	59,063
Provision for loan losses	11,900	13,500	9,600

Net interest income after provision for loan losses	49,769	50,084	49,463

Non-interest income:
Other service charges, commissions and fees	6,872	7,124	6,951
Service charges on deposit accounts	4,598	5,038	4,778
Income from the origination and sale of loans	3,300	5,246	10,233
Wealth management revenues	3,014	2,894	2,523
Investment securities gains, net	27	11	47
Other income	1,697	1,897	1,681

Total non-interest income	19,508	22,210	26,213

Non-interest expense:
Salaries, wages and employee benefits	28,078	27,980	28,011
Occupancy, net	4,142	4,242	3,947
Furniture and equipment	3,341	3,389	3,012
FDIC insurance premiums	2,456	2,389	1,836
Outsourced technology services	2,249	2,279	2,671
Mortgage servicing rights amortization	1,133	1,224	2,922
Mortgage servicing rights impairment (recovery)	(50)	(255)	(2,847)
Other real estate owned expense, net of income	541	318	270
Core deposit intangibles amortization	439	531	535
Other expenses	10,416	13,055	10,088

Total non-interest expense	52,745	55,152	50,445

Income before income tax expense	16,532	17,142	25,231
Income tax expense	5,402	5,621	8,543

Net income	11,130	11,521	16,688
Preferred stock dividends	844	863	844

Net income available to common shareholders	$10,286	$10,658	$15,844

Basic earnings per common share	$0.33	$0.34	$0.50
Diluted earnings per common share	$0.32	$0.34	$0.49

Average balance sheets
(Unaudited, $ in thousands)

	For the three months ended
	March 31, 2010			December 31, 2009			March 31, 2009
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
Loans (1)(2)	$4,502,713	$67,360	6.07%	$4,561,237	$70,325	6.12%	$4,762,021	$70,569	6.01%
Investment securities (2)	1,492,276	13,042	3.54	1,374,162	13,241	3.82	1,033,457	12,489	4.90
Interest bearing deposits in banks	354,096	224	0.26	357,974	228	0.25	1,395	4	1.16
Federal funds sold	16,851	13	0.31	42,866	33	0.31	143,779	85	0.24

Total interest earnings assets	6,365,936	80,639	5.14	6,336,239	83,827	5.25	5,940,652	83,147	5.68
Non-earning assets	687,663			698,022			663,661

Total assets	$7,053,599			$7,034,261			$6,604,313

Interest bearing liabilities:
Demand deposits	1,112,950	839	0.31%	1,103,095	755	0.27%	1,064,938	1,270	0.48%
Savings deposits	1,421,981	2,316	0.66	1,400,337	2,387	0.68	1,242,301	2,642	0.86
Time deposits	2,258,579	12,123	2.18	2,222,716	13,445	2.40	2,010,757	15,592	3.14
Repurchase agreements	454,687	194	0.17	459,029	179	0.15	440,791	243	0.22
Borrowings (3)	6,469	1	0.06	5,889	2	0.13	93,247	568	2.47
Long-term debt	71,285	919	5.23	76,139	850	4.43	82,154	841	4.15
Subordinated debentures held by by subsidiary trusts	123,715	1,438	4.71	123,715	1,476	4.73	123,715	1,664	5.45

Total interest bearing liabilities	5,449,666	17,830	1.33	5,390,920	19,094	1.41	5,057,903	22,820	1.83
Non-interest bearing deposits	959,369			1,004,191			935,944
Other non-interest bearing liabilities	63,528			65,172			69,524
Stockholders’ equity	581,036			573,978			540,942

Total liabilities and stockholders’ equity	$7,053,599			$7,034,261			$6,604,313

Net FTE interest income		$62,809			$64,733			$60,327
Less FTE adjustments (2)		(1,140)			(1,149)			(1,264)

Net interest income from consolidated statements of income		$61,669			$63,584			$59,063

Interest rate spread			3.81%			3.84%			3.85%

Net FTE interest margin (4)			4.00%			4.05%			4.12%

(1)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on a FTE basis.

(3)	Includes interest on federal funds purchased and other borrowed funds. Excludes long-term debt.

(4)	Net FTE interest margin during the period equals the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principals in the United States of America, or GAAP, this release contains the following non-GAAP financial measures that management uses to evaluate capital adequacy: (i) tangible book value per common share, (ii) net tangible book value per common share, (iii) tangible common stockholders’ equity to tangible assets and (iv) net tangible common stockholders’ equity to tangible assets.
For purposes of computing tangible book value per common share, tangible book value equals common stockholders’ equity less goodwill and other intangible assets (except mortgage servicing rights). Tangible book value per common share is calculated as tangible common stockholders’ equity divided by shares of common stock outstanding.
For purposes of computing net tangible book value per common share, net tangible book value equals common stockholders’ equity less goodwill (adjusted for associated deferred tax liability) and other intangible assets (except mortgage servicing rights). Net tangible book value per common share is calculated as net tangible common stockholders’ equity divided by shares of common stock outstanding. The Company’s goodwill as of March 31, 2010 was $184 million, of which approximately $159 million is deductible for income tax purposes over an original period of 15 years. The calculation of net tangible book value takes into account the full amount of tax benefit of approximately $60 million associated with deductible goodwill assuming the Company will continue to have income sufficient to allow it to recognize this benefit in future periods.
For purposes of computing tangible common stockholders’ equity to tangible assets, tangible assets equals total assets less goodwill and other intangible assets (except mortgage servicing rights). Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets.
For purposes of computing net tangible common stockholders’ equity to tangible assets, net tangible common stockholders’ equity equals common stockholders’ equity less goodwill (adjusted for associated deferred tax liability) and other intangible assets (except mortgage servicing rights). Net tangible common stockholders’ equity to tangible assets is calculated as net tangible common stockholders’ equity divided by tangible assets.
Management believes that these non-GAAP financial measures are valuable indicators of a financial institution’s capital strength since they eliminate intangible assets from stockholders’ equity and retain the effect of unrealized losses on securities and other components of accumulated other comprehensive income (loss) in stockholders’ equity. Management also believes that such financial measures, which are intended to complement the capital ratios defined by banking regulators, are useful to investors in evaluating the Company’s performance due to the importance that analysts place on these ratios and also allow investors to compare certain aspects of our capitalization to other companies. These non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The following table reconciles the above described non-GAAP financial measures to their most directly comparable GAAP financial measures as of the dates indicated.
NON-GAAP FINANCIAL MEASURES
(Unaudited; $ in thousands except share and per share data)

	March 31,	December 31,	March 31,
	2010	2009	2009
Total stockholders’ equity (GAAP)	$732,567	$574,434	$548,085
Less goodwill and other intangible assets (excluding mortgage servicing rights)	193,832	194,273	196,121
Less preferred stock	50,000	50,000	50,000

Tangible common stockholders’ equity (non-GAAP)	$488,735	$330,161	$301,964
Add deferred tax liability for deductible goodwill	60,499	60,499	60,499

Net tangible common stockholders’ equity (non-GAAP)	$549,234	$390,660	$362,463

Common shares outstanding	42,776,940	31,349,588	31,383,848

Book value per common share	$15.96	$16.73	$15.87
Tangible book value per common share	$11.43	$10.53	$9.62
Net tangible book value per common share	$12.84	$12.46	$11.55

Total assets (GAAP)	$7,215,640	$7,137,653	$6,722,837
Less goodwill and other intangible assets (excluding mortgage servicing rights)	193,832	194,273	196,121

Tangible assets (non-GAAP)	$7,021,808	$6,943,380	$6,526,716

Tangible common stockholders’ equity to tangible assets (non-GAAP)	6.96%	4.76%	4.63%
Net tangible common stockholders’ equity to tangible assets (non-GAAP)	7.82%	5.63%	5.55%
First Quarter 2010 Conference Call for Investors
First Interstate BancSystem, Inc. will host a conference call to discuss first quarter 2010 results at 1:00 p.m. Eastern Time (11:00 a.m. MDT) on Friday, April 23, 2010. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-800-860-2442 (using conference ID 439763) or by logging on to http://www.talkpoint.com/viewer/starthere.asp?Pres=130629. The call will be recorded and made available for replay after 4:00 p.m. Eastern Time (2:00 p.m. MDT) on April 23 through May 4, 2010 by dialing 1-877-344-7529. The call will also be archived on our website, www.FIBK.com.

About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates 72 banking offices in 42 communities in Montana, Wyoming and western South Dakota. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout the Company’s market areas.
Cautionary Statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections. These statements include statements about economic conditions, continuing challenges, unemployment levels, use of IPO net proceeds, income from the origination and sale of loans, FDIC insurance premiums and non-performing assets. Forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict. Therefore, our actual results, performance or achievements may differ materially from those expressed in or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this release:
•	credit losses;

•	concentrations of real estate loans;

•	economic and market developments, including inflation;

•	commercial loan risk;

•	adequacy of the allowance for loan losses;

•	impairment of goodwill;

•	changes in interest rates;

•	access to low-cost funding sources;

•	increases in deposit insurance premiums;

•	inability to grow business;

•	adverse economic conditions affecting Montana, Wyoming and western South Dakota;

•	governmental regulation and changes in regulatory, tax and accounting rules and interpretations;

•	changes in or noncompliance with governmental regulations;

•	effects of recent legislative and regulatory efforts to stabilize financial markets;

•	dependence on the Company’s management team;

•	ability to attract and retain qualified employees;

•	failure of technology;

•	disruption of vital infrastructure and other business interruptions;

•	illiquidity in the credit markets;

•	inability to meet liquidity requirements;

•	lack of acquisition candidates;

•	failure to manage growth;

•	competition;

•	inability to manage risks in turbulent and dynamic market conditions;

•	ineffective internal operational controls;

•	environmental remediation and other costs;

•	failure to effectively implement technology-driven products and services;

•	litigation pertaining to fiduciary responsibilities;

•	capital required to support the Company’s bank subsidiary;

•	soundness of other financial institutions;

•	impact of Basel II capital standards;

•	inability of our bank subsidiary to pay dividends;

•	change in dividend policy;

•	lack of public market for our common stock;

•	volatility of Class A common stock;

•	voting control;

•	decline in market price of Class A common stock;

•	dilution as a result of future equity issuances;

•	use of net proceeds;

•	uninsured nature of any investment in Class A common stock;

•	anti-takeover provisions;

•	intent to qualify as a controlled company; and

•	subordination of common stock to company debt.
A more detailed discussion of each of the foregoing risks is included in our periodic and current reports filed with the Securities and Exchange Commission and is contained in our most recently filed prospectus dated March 23, 2010, filed March 24, 2010. These factors and the other risk factors described in our periodic and current reports filed with the Securities and Exchange Commission from time to time, however, are not necessarily all of the important factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Investors and others are encouraged to read the more detailed discussion of our risks contained in our most recently filed prospectus, which discussion in incorporated herein by reference.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

First Interstate BancSystem, Inc.

P.O. Box 30918	Billings, Montana 59116 www.FIBK.com	(406) 255-5390